Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

21ST CENTURY FOX REPORTS SECOND QUARTER INCOME FROM CONTINUING

OPERATIONS ATTRIBUTABLE TO STOCKHOLDERS OF $857 MILLION AND

TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND

AMORTIZATION OF $1.99 BILLION, A 15% INCREASE

OVER THE PRIOR YEAR RESULTS

NEW YORK, NY, February 6, 2017 – Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company” — NASDAQ: FOXA, FOX) today reported financial results for the three months ended December 31, 2016.

The Company reported quarterly income from continuing operations attributable to stockholders of $857 million ($0.46 per share), as compared to $674 million ($0.34 per share) reported in the prior year quarter. Excluding the net income effects of Other, net and adjustments to Equity losses of affiliates, including adjustments related to Sky plc (“Sky”) and Endemol Shine Group, adjusted quarterly earnings per share from continuing operations attributable to stockholders1 was $0.53, a 20% increase over the $0.44 reported in the same quarter of the prior year.

The Company reported total quarterly revenues of $7.68 billion, a $307 million, or 4%, increase from the $7.38 billion of revenues reported in the prior year quarter. This revenue growth reflects higher affiliate and advertising revenues at both the Cable Network Programming and Television segments partially offset by lower content revenues at the Filmed Entertainment segment. The adverse impact of foreign exchange rates impacted quarterly revenue growth by $84 million.

Quarterly total segment OIBDA2 of $1.99 billion increased by $264 million, or 15%, from the $1.73 billion reported in the prior year quarter. This increase was due to higher contributions from all of the Company’s operating segments with particularly strong growth reported at the Television and Filmed Entertainment segments. The adverse impact of foreign exchange rates impacted quarterly OIBDA growth by $44 million, or 3% in total.

Commenting on the results, Executive Chairmen Rupert and Lachlan Murdoch said:

“We delivered a second consecutive quarter of double-digit earnings growth, driven by solid increases in affiliate and advertising revenues across cable and television. Our record-breaking post-season baseball run underscores the immense value of our sports programming, as well as the broader competitive advantage we have built through our other leadership positions in entertainment and news. We also continue to excel creatively, with our television studio producing the number one series on six networks, FX Networks leading all networks in Golden Globe wins and our film studio recognized with 7 Academy Award nominations. Additionally, during the quarter we announced an offer to purchase the approximate 61% interest in Sky we do not already own. We expect the transaction will generate significant adjusted earnings per share and free cash flow accretion and it provides clarity on our near-term capital allocation priorities.”

[1]

See page 14 for a reconciliation of reported income and earnings per share from continuing operations attributable to stockholders to adjusted income and adjusted earnings per share from continuing operations attributable to stockholders, which may be considered non-GAAP financial measures.

[2]

Total segment operating income before depreciation and amortization (“OIBDA”) may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from total segment OIBDA to income from continuing operations attributable to stockholders.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	US $ Millions
Revenues:

Cable Network Programming	$3,967	$3,703	$7,777	$7,167
Television	1,918	1,716	2,956	2,765
Filmed Entertainment	2,269	2,361	4,176	4,146
Other, Corporate and Eliminations	(472)	(405)	(721)	(626)

Total revenues	$7,682	$7,375	$14,188	$13,452

Segment OIBDA:

Cable Network Programming	$1,330	$1,250	$2,714	$2,556
Television	376	279	567	475
Filmed Entertainment	389	302	700	451
Other, Corporate and Eliminations	(101)	(101)	(196)	(217)

Total Segment OIBDA(a)	$1,994	$1,730	$3,785	$3,265

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from total segment OIBDA to income from continuing operations attributable to stockholders.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

CABLE NETWORK PROGRAMMING

Cable Network Programming quarterly segment OIBDA increased 6% to $1.33 billion, driven by a 7% revenue increase on higher affiliate and advertising revenues partially offset by an 8% increase in expenses. The increase in expenses was primarily due to higher Major League Baseball (“MLB”) sports rights costs at FOX Sports 1 (“FS1”) and higher National Basketball League sports rights costs at the regional sports networks (“RSNs”). Additionally, the inclusion of a full quarter of results from the National Geographic non-channels businesses, which were acquired in November 2015, had a 2-percentage point impact on both revenue and expense growth in the quarter. Foreign exchange fluctuations, primarily in Latin America, adversely impacted segment OIBDA growth by 2%.

Domestic affiliate revenue increased 7% reflecting continued contractual rate increases led by FX Networks, FS1, Fox News and the RSNs. Domestic advertising revenue grew 12% over the prior year period reflecting higher ratings at Fox News and higher postseason baseball ratings at FS1. Domestic OIBDA contributions increased 12% over the prior year quarter led by higher contributions from Fox News and FX Networks.

International affiliate revenue increased 5% driven by strong local currency growth of 12%, with double digit growth reported at both Fox Networks Group International (“FNGI”) and STAR India, partially offset by negative currency impacts from the strengthened U.S. dollar. International advertising revenue decreased 6% as local currency growth at FNGI was more than offset by lower local currency advertising revenues at STAR India due to the effect of the Indian government demonetization initiatives on the general advertising market and the negative currency impacts from the strengthened U.S. dollar. Quarterly OIBDA at the international cable channels decreased 13% from the prior year quarter primarily reflecting lower advertising revenues and the negative impact of foreign exchange.

TELEVISION

Television generated quarterly segment OIBDA of $376 million which was 35% higher than the prior year’s corresponding result. Quarterly segment revenues were 12% higher than the prior year quarter led by higher sports advertising revenues, higher local political advertising spending at the television stations, higher retransmission consent revenues, higher content revenues at the FOX Broadcast Network and revenues generated by the television stations to permit the commercial use of adjacent wireless spectrum in one of our markets. Strong growth in sports advertising revenues reflects the success of the World Series which benefited from two additional games as compared to the prior year as well as strong ratings, particularly game 7, which was the most watched baseball game in 25 years. The overall revenue increase was partially offset by higher expenses led by higher National Football League and college football sports programming costs and increased entertainment programming and marketing costs in connection with the launch of the Fall broadcast season.

FILMED ENTERTAINMENT

Filmed Entertainment generated quarterly segment OIBDA of $389 million, an $87 million, or 29%, increase from the $302 million reported in the same period a year-ago. The OIBDA increase in the current quarter was driven primarily by increased contributions from the film studio reflecting lower theatrical releasing costs from a comparatively lower number of films released in the current quarter, the worldwide theatrical and home entertainment performance of Miss Peregrine’s Home for Peculiar Children, and the worldwide home entertainment and pay television performance of Deadpool. Quarterly segment revenues decreased $92 million to $2.27 billion, primarily reflecting lower worldwide theatrical revenues partially offset by higher television production revenues led by the subscription video-on demand licensing of various titles.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

The Company’s share of equity (losses) earnings of affiliates is as follows:

			Three Months Ended December 31,		Six Months Ended December 31,
	% Owned		2016	2015	2016	2015
			US $ Millions
Sky	39	%(1)	$65	$100	$162	$210
Other equity affiliates	Various(2)		(106)	(88)	(168)	(163)

Total equity (losses) earnings of affiliates			$(41)	$12	$(6)	$47

(1)	Please refer to Sky’s earnings releases for detailed information.
(2)	Primarily comprised of Endemol Shine Group, Hulu and Tata Sky

Quarterly equity losses of affiliates were $41 million as compared to $12 million of equity earnings of affiliates reported in the same period a year-ago. The $53 million decrease primarily reflects lower equity earnings for Sky and increased losses reported at Endemol Shine Group. The decrease in equity earnings from Sky was a result of the strengthening of the U.S. dollar against the Pound Sterling as well as higher sports programming costs.

OTHER ITEMS

Sky acquisition

In December 2016, the Company announced that it has reached agreement with Sky, in which the Company currently has an approximate 39% interest, on the terms of a recommended pre-conditional cash offer by the Company for the fully diluted share capital of Sky which the Company and its affiliates do not already own at a price of £10.75 per Sky share or approximately $15 billion (the “Acquisition”). The independent committee of Sky’s Board of Directors has announced that it intends to recommend unanimously that unaffiliated Sky shareholders vote in favor of the Acquisition. The Acquisition is subject to customary closing conditions, including regulatory approvals and the approval of Sky’s shareholders, and is expected to close on or before December 31, 2017.

Share repurchases

During the quarter, the Company repurchased 4.8 million shares of Class A Common Stock for $132 million. As a result of the stock repurchase program, diluted weighted average common stock outstanding of 1.85 billion declined 5% from the 1.96 billion in the prior year quarter. As of the end of the quarter, the Company’s remaining buyback authorization was $3.1 billion. The authorization may be modified, extended, suspended or discontinued at any time.

Dividends

The Company has declared a dividend of $0.18 per Class A and Class B share. The dividend declared is payable on April 19, 2017 with a record date for determining dividend entitlements of March 15, 2017.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.21cf.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Mike Petrie, Investor Relations 212-852-7130	310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	US $ Millions, except per share amounts
Revenues	$7,682	$7,375	$14,188	$13,452

Operating expenses	(4,845)	(4,757)	(8,709)	(8,430)
Selling, general and administrative	(859)	(903)	(1,725)	(1,792)
Depreciation and amortization	(135)	(130)	(270)	(258)
Equity (losses) earnings of affiliates	(41)	12	(6)	47
Interest expense, net	(299)	(298)	(599)	(593)
Interest income	9	7	18	16
Other, net	(127)	(142)	(275)	(225)

Income from continuing operations before income tax expense	1,385	1,164	2,622	2,217
Income tax expense	(448)	(414)	(791)	(727)

Income from continuing operations	937	750	1,831	1,490
Loss from discontinued operations, net of tax	(1)	(2)	(7)	(5)

Net income	936	748	1,824	1,485

Less: Net income attributable to noncontrolling interests	(80)	(76)	(147)	(138)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$856	$672	$1,677	$1,347

Weighted average shares:	1,854	1,958	1,858	1,985

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.46	$0.34	$0.91	$0.68

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.46	$0.34	$0.90	$0.68

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	June 30, 2016
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$4,530	$4,424
Receivables, net	6,983	6,258
Inventories, net	3,507	3,291
Other	685	976

Total current assets	15,705	14,949

Non-current assets:
Receivables, net	490	389
Investments	3,616	3,863
Inventories, net	7,572	7,041
Property, plant and equipment, net	1,657	1,692
Intangible assets, net	6,635	6,777
Goodwill	12,720	12,733
Other non-current assets	812	749

Total assets	$49,207	$48,193

Liabilities and Equity:
Current liabilities:
Borrowings	$80	$427
Accounts payable, accrued expenses and other current liabilities	3,156	3,181
Participations, residuals and royalties payable	1,613	1,672
Program rights payable	1,278	1,283
Deferred revenue	622	505

Total current liabilities	6,749	7,068

Non-current liabilities:
Borrowings	19,813	19,126
Other liabilities	3,803	3,678
Deferred income taxes	2,709	2,888
Redeemable noncontrolling interests	578	552
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	11	11
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	12,224	12,211
Retained earnings	4,479	3,575
Accumulated other comprehensive loss	(2,382)	(2,144)

Total Twenty-First Century Fox, Inc. stockholders’ equity	14,340	13,661
Noncontrolling interests	1,215	1,220

Total equity	15,555	14,881

Total liabilities and equity	$49,207	$48,193

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2016	2015
	US $ Millions
Operating activities:
Net income	$1,824	$1,485
Less: Loss from discontinued operations, net of tax	(7)	(5)

Income from continuing operations	1,831	1,490
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	270	258
Amortization of cable distribution investments	31	35
Equity-based compensation	62	119
Equity losses (earnings) of affiliates	6	(47)
Cash distributions received from affiliates	184	219
Other, net	275	225
CLT20 contract termination costs	—	(420)
Deferred income taxes and other taxes	(71)	179
Change in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(874)	(923)
Inventories net of program rights payable	(803)	(792)
Accounts payable and accrued expenses	91	30
Other changes, net	221	(141)

Net cash provided by operating activities from continuing operations	1,223	232

Investing activities:
Property, plant and equipment	(117)	(92)
Acquisitions, net of cash acquired	—	(908)
Investments in equity affiliates	(7)	(86)
Other investments	(126)	(214)

Net cash used in investing activities from continuing operations	(250)	(1,300)

Financing activities:
Borrowings	879	1,124
Repayment of borrowings	(546)	(439)
Repurchase of shares	(619)	(3,202)
Dividends paid and distributions	(481)	(419)
Other financing activities, net	(44)	(51)

Net cash used in financing activities from continuing operations	(811)	(2,987)

Net decrease in cash and cash equivalents from discontinued operations	(15)	(10)
Net increase (decrease) in cash and cash equivalents	147	(4,065)
Cash and cash equivalents, beginning of year	4,424	8,428
Exchange movement on cash balances	(41)	(70)

Cash and cash equivalents, end of period	$4,530	$4,293

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

SEGMENT INFORMATION

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	US $ Millions
Revenues:

Cable Network Programming	$3,967	$3,703	$7,777	$7,167
Television	1,918	1,716	2,956	2,765
Filmed Entertainment	2,269	2,361	4,176	4,146
Other, Corporate and Eliminations	(472)	(405)	(721)	(626)

Total revenues	$7,682	$7,375	$14,188	$13,452

Segment OIBDA:

Cable Network Programming	$1,330	$1,250	$2,714	$2,556
Television	376	279	567	475
Filmed Entertainment	389	302	700	451
Other, Corporate and Eliminations	(101)	(101)	(196)	(217)

Total Segment OIBDA	$1,994	$1,730	$3,785	$3,265

Depreciation and amortization:

Cable Network Programming	$83	$76	$165	$150
Television	28	29	57	59
Filmed Entertainment	20	20	40	40
Other, Corporate and Eliminations	4	5	8	9

Total depreciation and amortization	$135	$130	$270	$258

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

CONSOLIDATED REVENUES BY COMPONENT

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	US $ Millions
Affiliate fees	$2,906	$2,696	$5,829	$5,382
Advertising	2,544	2,444	4,135	4,043
Content	2,032	2,033	3,901	3,758
Other	200	202	323	269

Total revenues	$7,682	$7,375	$14,188	$13,452

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Loss from discontinued operations, net of tax, Equity (losses) earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

The following table reconciles revenues to total segment OIBDA and from total segment OIBDA to Income from continuing operations attributable to stockholders:

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	US $ Millions
Revenues	$7,682	$7,375	$14,188	$13,452
Operating expenses	(4,845)	(4,757)	(8,709)	(8,430)
Selling, general and administrative	(859)	(903)	(1,725)	(1,792)
Add: Amortization of cable distribution investments	16	15	31	35

Total Segment OIBDA	1,994	1,730	3,785	3,265
Amortization of cable distribution investments	(16)	(15)	(31)	(35)
Depreciation and amortization	(135)	(130)	(270)	(258)
Equity (losses) earnings of affiliates	(41)	12	(6)	47
Interest expense, net	(299)	(298)	(599)	(593)
Interest income	9	7	18	16
Other, net	(127)	(142)	(275)	(225)

Income from continuing operations before income tax expense	1,385	1,164	2,622	2,217
Income tax expense	(448)	(414)	(791)	(727)

Income from continuing operations	937	750	1,831	1,490
Less: Net income attributable to noncontrolling interests	(80)	(76)	(147)	(138)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$857	$674	$1,684	$1,352

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

	Three Months Ended December 31, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,967	$(2,653)	$16	$1,330
Television	1,918	(1,542)	—	376
Filmed Entertainment	2,269	(1,880)	—	389
Other, Corporate and Eliminations	(472)	371	—	(101)

Consolidated Total	$7,682	$(5,704)	$16	$1,994

	Three Months Ended December 31, 2015
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,703	$(2,468)	$15	$1,250
Television	1,716	(1,437)	—	279
Filmed Entertainment	2,361	(2,059)	—	302
Other, Corporate and Eliminations	(405)	304	—	(101)

Consolidated Total	$7,375	$(5,660)	$15	$1,730

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

	Six Months Ended December 31, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$7,777	$(5,094)	$31	$2,714
Television	2,956	(2,389)	—	567
Filmed Entertainment	4,176	(3,476)	—	700
Other, Corporate and Eliminations	(721)	525	—	(196)

Consolidated Total	$14,188	$(10,434)	$31	$3,785

	Six Months Ended December 31, 2015
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$7,167	$(4,646)	$35	$2,556
Television	2,765	(2,290)	—	475
Filmed Entertainment	4,146	(3,695)	—	451
Other, Corporate and Eliminations	(626)	409	—	(217)

Consolidated Total	$13,452	$(10,222)	$35	$3,265

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2016

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to stockholders excluding the net income effects of Equity affiliate adjustments and Other, net and tax provision effects (“adjusted income and diluted EPS from continuing operations attributable to stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported income and reported diluted EPS from continuing operations attributable to stockholders to adjusted income and diluted EPS from continuing operations attributable to stockholders for the three months ended December 31, 2016 and 2015.

	Three Months Ended
	December 31, 2016		December 31, 2015
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$937		$750
Less: Net income attributable to noncontrolling interests	(80)		(76)

Income from continuing operations attributable to stockholders	$857	$0.46	$674	$0.34
Equity affiliate adjustments(a)	66	0.04	88	0.04
Other, net	127	0.07	142	0.07
Tax provision	(74)	(0.04)	(49)	(0.02)
Rounding	—	—	—	0.01

As adjusted	$976	$0.53	$855	$0.44

(a)

Equity losses of affiliates for the three months ended December 31, 2016 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s restructuring and purchase price amortization related to its acquisition of the Direct Broadcast Satellite (“DBS”) businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s debt revaluation costs. Equity earnings of affiliates for the three months ended December 31, 2015 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s debt revaluation and other discrete costs.